UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G
                    Under the Securities Exchange Act of 1934
                               (Amendment No. )

                           Deckers Outdoor Corporation
                                (Name of Issuer)


                Shares of Common stock, par value $.01 per share
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                    243537107
--------------------------------------------------------------------------------
                                 (CUSIP Number)


                                 August 19, 2005
--------------------------------------------------------------------------------
             (Date of Event which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[_]      Rule 13d-1(b)
[X]      Rule 13d-1(c)
[_]      Rule 13d-1(d)

1.   Names of Reporting Persons
     I.R.S. Identification Nos. of above Persons (entities only).

     Witmer Asset Management 13-3735486

2.   Check the Appropriate Box if a Member of a Group (See Instructions)

                                                                      (a) [_]
                                                                      (b) [X]

3.   SEC Use Only


4.   Citizenship or Place of Organization

     Delaware

5.   Sole Voting Power

     0

6.   Shared Voting Power

     656,950

7.   Sole Dispositive Power

     0

8.   Shared Dispositive Power

     656,950

9.   Aggregate Amount Beneficially Owned by Each Reporting Person

     656,950

10. Check Box if the Aggregate Amount in Row 9 Excludes Certain Shares (See Instructions)
                                                                          [_]

11.  Percent of Class Represented by Amount in Row (9)

     5.3%

12.  Type of Reporting Person (See Instructions)

     OO

1.   Names of Reporting Persons
     I.R.S. Identification Nos. of above Persons (entities only).

     Charles H. Witmer

2.   Check the Appropriate Box if a Member of a Group (See Instructions)

                                                                      (a) [_]
                                                                      (b) [X]

3.   SEC Use Only


4.   Citizenship or Place of Organization

     U.S.A.

5.   Sole Voting Power

     0

6.   Shared Voting Power

     656,950

7.   Sole Dispositive Power

     0

8.   Shared Dispositive Power

     656,950

9.   Aggregate Amount Beneficially Owned by Each Reporting Person

     656,950

10. Check Box if the Aggregate Amount in Row 9 Excludes Certain Shares (See Instructions)

                                                                          [_]

11.  Percent of Class Represented by Amount in Row (9)

     5.3%

12.  Type of Reporting Person (See Instructions)

     IN

1.   Names of Reporting Persons
     I.R.S. Identification Nos. of above Persons (entities only).

     Meryl B. Witmer

2.   Check the Appropriate Box if a Member of a Group (See Instructions)

                                                                      (a) [_]
                                                                      (b) [X]

3.   SEC Use Only


4.   Citizenship or Place of Organization

     U.S.A.

5.   Sole Voting Power

     0

6.   Shared Voting Power

     656,950

7.   Sole Dispositive Power

     0

8.   Shared Dispositive Power

     656,950

9.   Aggregate Amount Beneficially Owned by Each Reporting Person

     656,950

10. Check Box if the Aggregate Amount in Row 9 Excludes Certain Shares (See Instructions)

                                                                          [_]

11.  Percent of Class Represented by Amount in Row (9)

     5.3%

12.  Type of Reporting Person (See Instructions)

     IN

Item 1.  Name of Issuer

          (a)  Name of Issuer:

               Deckers Outdoor Corporation

          (b)  Address of Issuer's Principal Executive Offices:

               495-A South Fairview Avenue
               Goleta, California 93117

Item 2.  Name of Person Filing

          (a)  Name:

               Witmer Asset Management
               Charles H. Witmer
               Meryl B. Witmer

          (b)  Address of Principal Business Office:

               237 Park Avenue, Suite 800
               New York, New York 10017

          (c)  Citizenship:

               U.S.A.

          (d)  Title of Class of Securities:

               Shares of Common stock, par value $.01 per share

          (e)  CUSIP Number:

               243537107

Item 3. If this statement is filed pursuant to ss. 240.13d-1(b) or ss. 240.13d-2(b) or (c), check whether the person filing is a:

     (a)  [_] Broker or dealer registered under Section 15 of the Act.

     (b)  [_] Bank as defined in section 3(a)(6) of the Act.

     (c)  [_] Insurance company as defined in section 3(a)(19) of the Act.

     (d) [_] Investment company registered under section 8 of the Investment Company Act of 1940.

     (e)  [_] An investment adviser in accordance with ss.
              240.13(d)-1(b)(1)(ii)(E).

     (f) [_] An employee benefit plan or endowment fund in accordance with ss. 240.13d-1(b)(1)(ii)(F).

     (g) [_] A parent holding company or control person in accordance with ss. 240.13d-1(b)(ii)(G).

     (h) [_] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813).

     (i) [_] A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940.

     (j)  [_] Group, in accordance with ss. 240.13d-1(b)(1)(ii)(J).

Item 4.  Ownership.

          (a)  Amount Beneficially Owned:

               Witmer Asset Management 656,950 shares
               Charles H. Witmer 656,950 shares
               Meryl B. Witmer 656,950 shares

          (b)  Percent of Class:

               Witmer Asset Management 5.3%
               Charles H. Witmer 5.3%
               Meryl B. Witmer 5.3%

          (c)  Number of shares as to which the person has:

               (i) sole power to vote or to direct the vote:

               Witmer Asset Management 0 shares
               Charles H. Witmer 0 shares
               Meryl B. Witmer 0 shares

               (ii) shared power to vote or to direct the vote:

               Witmer Asset Management 656,950 shares
               Charles H. Witmer 656,950 shares
               Meryl B. Witmer 656,950 shares

               (iii) sole power to dispose or to direct the disposition of:

               Witmer Asset Management 0 shares
               Charles H. Witmer 0 shares
               Meryl B. Witmer 0 shares

               (iv) shared power to dispose or to direct the disposition of:

               Witmer Asset Management 656,950 shares
               Charles H. Witmer 656,950 shares
               Meryl B. Witmer 656,950 shares

Item 5.  Ownership of Five Percent or Less of a Class

         If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following:

Item 6.  Ownership of More than Five Percent on Behalf of Another Person

         Not Applicable

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company

         Not Applicable

Item 8.  Identification and Classification of Member of the Group

         Not Applicable

Item 9.  Notice of Dissolution of Group

         Not Applicable

Item 10. Certification

         The following certification shall be included if the statement is filed pursuant to ss.240.13d-1(c): By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

Exhibits  Exhibit 1

         Joint Filing Agreement dated September 16, 2005 between Witmer Asset Management, Charles H. Witmer and Meryl B. Witmer.

                                   SIGNATURES

          After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.




Dated:  September 16, 2005                          Witmer Asset Management

                                                    /s/ Charles H. Witmer *
                                                    -------------------------
                                                    Name: Charles H. Witmer
                                                    Title: Managing Member

Dated:  September 16, 2005                          /s/ Charles H. Witmer *
                                                    -------------------------
                                                    Charles H. Witmer


Dated:  September 16, 2005                          /s/ Meryl B. Witmer *
                                                    -------------------------
                                                    Meryl B. Witmer



* The reporting persons hereby disclaim beneficial ownership over the shares reported on this 13G except to the extent of their pecuniary interest therein.

Exhibit 1
                             Joint Filing Statement

                     Statement Pursuant to Rule 13d-1(k)(1)


          The undersigned hereby consent and agree to file a joint statement on
Schedule 13G under the Securities Exchange Act of 1934, as amended, with respect to shares of common stock of Deckers Outdoor Corporation beneficially owned by them, together with any or all amendments thereto, when and if appropriate. The parties hereto further consent and agree to file this Statement Pursuant to Rule 13d-1(k)(1)(iii) as an exhibit to Schedule 13G, thereby incorporating the same into such Schedule 13G.



Dated:  September 16, 2005                          Witmer Asset Management

                                                    /s/ Charles H. Witmer
                                                    -------------------------
                                                    Name: Charles H. Witmer
                                                    Title: Managing Member

Dated:  September 16, 2005                          /s/ Charles H. Witmer
                                                    -------------------------
                                                    Charles H. Witmer


Dated:  September 16, 2005                          /s/ Meryl B. Witmer
                                                    -------------------------
                                                    Meryl B. Witmer





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